Exhibit (a)(1)


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                     OFFER TO PURCHASE FOR CASH UP TO 2,650
                                  COMMON SHARES
                                       OF
                        USA REAL ESTATE INVESTMENT TRUST
                                       AT
                                 $300 Per Share

                         SUTTER OPPORTUNITY FUND 2, LLC
                                (the "Purchaser")

             THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, PACIFIC STANDARD TIME, ON OCTOBER 5, 2001, UNLESS THE OFFER IS EXTENDED.

The Purchaser hereby seeks to acquire Shares of Shares of Beneficial Interest (the "Shares") in USA REAL ESTATE INVESTMENT TRUST, a California business trust (the "Trust"). The Purchaser is not affiliated with the Trust. The Purchaser hereby offers to purchase up to 2,650 Shares at a purchase price equal to $300 per Share, less the amount of any distributions declared or made with respect to the Shares between September 4, 2001 and October 5, 2001, or such other date to which this Offer may be extended (the "Expiration Date"), in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). As noted above, the Offer price would be subject to reduction for distributions made or declared prior to the Expiration Date. Any distributions made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering Share holders to the Purchaser.

Tender of Shares will include the tender of any and all securities into which the Shares may be converted or exchanged, and any securities distributed with respect to the Shares, by way of stock dividend or otherwise, from and after the Offer Date.

The 2,650 Shares sought pursuant to the Offer represent approximately 9.8% of the Shares outstanding as of June 30, 2001. The Purchaser currently beneficially owns no Shares. The total of 2,650 Shares is sometimes referred to below as the "Maximum Offer."

Holders of Shares ("Share holders") are urged to consider the following factors:

             - Share holders who tender their Shares will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future distributions by the Trust.

             - The Purchaser is making the Offer for investment purposes and with the intention of making a profit from the ownership of the Shares. In establishing the purchase price of $300 per Share, the Purchaser is motivated to establish the lowest price which might be acceptable to Share holders consistent with the Purchaser' objectives. There is no public market for the Shares and the Shares therefore do not have a readily ascertainable market value. Solely for the purposes of establishing an Offer Price, the Purchaser has calculated an estimated net asset liquidation value of approximately $485 per Share based on the capitalized net income of the Trust. The Purchaser is not in the business of real estate appraisal, has obtained no independent valuation of the Shares and can give no assurance that its estimated valuation would bear any relationship to actual liquidation values that might be realized by the Trust. Furthermore, the Trust has announced no plans to liquidate, there is no fixed date for liquidation and the Purchaser has no reason to believe that the Trust will liquidate its assets at any time in the foreseeable future. An estimated liquidation value is not indicative of a market value for the Shares, but is set forth here only as the basis on which the Purchaser established its Offer Price.

             - As a result of consummation of the Offer, the Purchaser may be in a position to significantly influence all Trust decisions on which Share holders may vote. The Purchaser will vote the Shares acquired in the Offer in its own interest, which may be different from or in conflict with the interests of the remaining Share holders.



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             -       The Purchaser may accept only a portion of the Shares
                     tendered by a Share holder in the event Shares in excess of the Maximum Offer are tendered.

             - The Depositary, Sutter Capital Management, LLC,, is an affiliate of the Purchaser. No independent party will hold securities tendered until the offer closes and payment is made. Because there is no independent intermediary to hold the Purchaser's funds and tendered securities, the Purchaser may have access to the securities before all conditions to the Offer have been satisfied and selling Share holders have been paid.



THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. IF SHARES IN EXCESS OF THE MAXIMUM OFFER ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT FOR PURCHASE SHARES EQUAL TO THE MAXIMUM OFFER FROM TENDERING SHARE HOLDERS ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. A SHARE HOLDER MAY TENDER ANY OR ALL SHARES OWNED BY SUCH SHARE HOLDER.

The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time prior to the Expiration Date, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, (ii) upon the occurrence of any of the conditions specified in Section 13 of this Offer to Purchase, to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment or paid for, or to delay the acceptance for payment of, or payment for, any Shares not theretofore accepted for payment or paid for, and (iii) to amend the Offer in any respect. Notice of any such extension, termination or amendment will promptly be disseminated to Share holders in a manner reasonably designed to inform Share holders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

September 4, 2001













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IMPORTANT

Any Share holder desiring to tender any or all of such Share holder's Shares should complete and sign the Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on green paper) in accordance with the instructions in the Letter of Transmittal and mail, deliver or telecopy the Letter of Transmittal and any other required documents to Sutter Capital Management, LLC (the "Depositary"), at the address or facsimile number set forth below.

                         Sutter Capital Management, LLC
                           150 Post Street, Suite 320,
                         San Francisco, California 94108
                      Facsimile Transmission: 415-788-1515

Questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Purchaser at 415-788-1441.
---------------------------

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.
---------------------------

The Trust is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are available for inspection and copying at the regional offices of the Commission located in Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.










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                                TABLE OF CONTENTS

                                                                            Page

SUMMARY TERM SHEET.............................................................5

INTRODUCTION...................................................................7

TENDER OFFER...................................................................9

Section 1.        Terms of the Offer...........................................9
Section 2.        Proration; Acceptance for Payment and Payment for Shares....10
Section 3.        Procedures for Tendering Shares.............................11
Section 4.        Withdrawal Rights...........................................12
Section 5.        Extension of Tender Period; Termination; Amendment..........13
Section 6.        Federal Income Tax Consequences.............................13
Section 7.        Effects of the Offer........................................16
Section 8.        Future Plans................................................17
Section 9.        The Business of the Trust...................................17
Section 10.       Conflicts of Interest.......................................18
Section 11.       Certain Information Concerning the Purchaser................18
Section 12.       Source of Funds.............................................19
Section 13.       Conditions of the Offer.....................................19
Section 14.       Certain Legal Matters.......................................21
Section 15.       Fees and Expenses...........................................22
Section 16.       Miscellaneous...............................................22

Schedule I - The Purchaser and Its Principal


















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                               SUMMARY TERM SHEET

 The Purchaser is offering to purchase up to 2,650 Shares for $300 per Share in cash. The following are some of the questions that you, as a Share holder of the Trust may have and answers to those questions. The information in this summary is not complete and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

The offer to purchase up to 2,650 Shares is being made by SUTTER OPPORTUNITY FUND 2, LLC. The Purchaser is a private investment fund managed by Sutter Capital Management, LLC and its principal Robert Dixon. None of the foregoing is affiliated with the Trust.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are seeking to purchase up to 2,650 of the Shares of Shares of Beneficial Interest, which are the "Shares" issued to public investors in the Trust.

Tender of Shares will include the tender of any and all securities into which the Shares may be converted or exchanged, and any securities distributed with respect to the Shares, by way of stock dividend or otherwise, from and after the Offer Date.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

We are offering to pay $300 per Share, net to you in cash, less the amount of any distributions declared or made on the Shares between September 4, 2001 and the date the Offer expires. Any distributions made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering Share holders to the Purchaser. If you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses you might incur in a market sale.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

If the total amount of Shares sought is purchased, the Purchaser' capital commitment will be approximately $795,000. The Purchaser has approximately $6 million in liquid net assets at its disposal to fund payment to selling Share holders.

IS THE FINANCIAL CONDITION OF THE BIDDER RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

Because this is a cash offer that is not conditioned on financing being available, and the Purchaser has more than adequate liquid resources and no intention to take control of the Trust, other information concerning the Purchaser's financial condition would seem to have little relevance to your decision. The Purchaser has attached a copy of its most recent financial statements to the Offer as Schedule II if you wish to review this information.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have at least until 12:00 midnight, pacific standard time, on October 5, 2001, to decide whether to tender your shares in the Offer.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

The Offer can be extended in our discretion.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we extend the offer, we will make a public announcement of the extension, not later than 9:00 a.m., eastern standard time, on the day after the day on which the Offer was scheduled to expire.




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WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

There are no conditions to the offer based on minimum Shares tendered, the availability of financing or otherwise determined by the success of the offer. However, we may not be obligated to purchase any Shares in the event certain conditions occur, such as legal or government actions which would prohibit the purchase. Furthermore, we are not obligated to purchase any Shares which are validly tendered if, among other things, there is a material adverse change in the Trust or its business.

HOW DO I TENDER MY SHARES?

To tender your shares, you must deliver a completed Letter of Transmittal (printed on green paper), to the Depositary at: Sutter Capital Management, LLC, 150 Post Street, Suite 320, San Francisco, California 94108 (Facsimile
Transmission: 415-788-1515), no later than the time the Offer expires.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

You can withdraw previously tendered shares at any time until the Offer has expired and, if we have not agreed to accept your shares for payment by November 3, 2001, you can withdraw them at any time after that date and until we do accept your shares for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the shares.

WHAT DOES THE TRUST THINK OF THE OFFER?

The Purchaser has not sought the approval or disapproval of the Trust. The Trust management may be expected to respond with the Trust's position on the offer in the next two weeks.

WILL THE TRUST CONTINUE AS A PUBLIC COMPANY?

The Trust reported 3,767 shareholders of record as of June 30, 2001, according to its most recent quarterly report. Public registration and reporting requirements can be terminated by the Trust if the number of record holders is below 300 as of any fiscal year end. The Purchaser does not believe that the purchase of Shares pursuant to the Offer will affect the Shares' eligibility for de-registration under the Exchange Act.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

The Purchaser does not anticipate that Shares held by non-tendering Share holders will be affected by the completion of the offer. However, if the Purchaser should acquire all of the Shares sought in the Offer, the Purchaser would control a large, though not necessarily controlling, block of Shares.

WHAT ARE THE PURCHASER'S FUTURE INTENTIONS CONCERNING THE TRUST?

The Purchaser has no present intention to seek control of the Trust or to change the management or operations of the Trust. The Purchaser does not have any present intention to affect the current liquidation of the Trust. Although the Purchaser does not have any present intention to take any action with respect to management or control of the Trust, the Purchaser reserves the right, at an appropriate time, to exercise its rights as a Share holder to vote on matters subject to a Share holder vote.

WHAT IS THE MARKET VALUE OF MY SHARES?

According to the Trust's most recent annual report for the year ended December 31, 2000, "No public trading market presently exists for the shares of the Trust. The Trust does not anticipate that a public trading market will exist within the foreseeable future." In addition, based on the Purchaser's review of available secondary market information, it believes that no Shares have traded on a secondary market during the past twelve months. Accordingly, the Shares do



                                        6

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not have a readily ascertainable market value. Solely for the purposes of establishing an Offer Price, the Purchaser has calculated an estimated net asset liquidation value of approximately $485 per Share based on the capitalized net income of the Trust. The Purchaser is not in the business of real estate appraisal, has obtained no independent valuation of the Shares and can give no assurance that its estimated valuation would bear any relationship to actual liquidation values that might be realized by the Trust. Furthermore, the Trust has announced no plans to liquidate, there is no fixed date for liquidation and the Purchaser has no reason to believe that the Trust will liquidate its assets at any time in the foreseeable future. An estimated liquidation value is not necessarily indicative of the market value of the Shares, but is set forth here only as the basis on which the Purchaser established its Offer Price.

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call the Purchaser at 415-788-1441.






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TO THE SHARE HOLDERS OF USA REAL ESTATE INVESTMENT TRUST

                                  INTRODUCTION

         The Purchaser hereby offers to purchase up to 2,650 Shares at a purchase price of $300 per Share ("Offer Price"), less the amount of any distributions declared or paid with respect to the Shares between September 4, 2001, and the Expiration Date, in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. The Purchaser is unaware of any distributions declared or paid since September 4, 2001. The total of 2,650 Shares is sometimes referred to below as the "Maximum Offer."

         Tender of Shares will include the tender of any and all securities into which the Shares may be converted or exchanged, and any securities distributed with respect to the Shares, by way of stock dividend or otherwise, from and after the Offer Date.

          Share holders who tender their Shares will not be obligated to pay any Trust transfer fees, or other fees, expenses or commissions in connection with the tender of Shares. The Purchaser will pay all transfer costs and all charges and expenses of the Depositary, an affiliate of the Purchaser, as depositary in connection with the Offer.

         For further information concerning the Purchaser, see Section 11 below and Schedules I and II.

         Neither the Purchaser nor the Depositary is affiliated with the Trust. The address of the Trust's principal executive offices is PMB 314, P.O. Box 255427, Sacramento, California 95865-5427.

Share holders are urged to consider the following factors:

         - Share holders who tender their Shares will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future distributions by the Trust.

         - The Purchaser is making the Offer for investment purposes and with the intention of making a profit from the ownership of the Shares. In establishing the purchase price of $300 per Share, the Purchaser is motivated to establish the lowest price which might be acceptable to Share holders consistent with the Purchaser's objectives. There is no public market for the Shares and the Shares therefore do not have a readily ascertainable market value. Solely for the purposes of establishing an Offer Price, the Purchaser has calculated an estimated net asset liquidation value of approximately $485 per Share based on the capitalized net income of the Trust. The Purchaser is not in the business of real estate appraisal, has obtained no independent valuation of the Shares and can give no assurance that its estimated valuation would bear any relationship to actual liquidation values that might be realized by the Trust. Furthermore, the Trust has announced no plans to liquidate, there is no fixed date for liquidation and the Purchaser has no reason to believe that the Trust will liquidate its assets at any time in the foreseeable future. An estimated liquidation value is not indicative of a market value for the Shares, but is set forth here only as the basis on which the Purchaser established its Offer Price.

         - As a result of consummation of the Offer, the Purchaser may be in a position to significantly influence all Trust decisions on which Share holders may vote. The Purchaser will vote the Shares acquired in the Offer in its own interest, which may be different from or in conflict with the interests of the remaining Share holders.

         - The Purchaser may accept only a portion of the Shares tendered by a Share holder in the event Shares in excess of the Maximum Offer are tendered.

         - The Depositary, Sutter Capital Management, LLC,, is an affiliate of the Purchaser. No independent party will hold securities tendered until the offer closes and payment is made. Because there is no independent intermediary to hold the Purchaser's funds and tendered securities, the Purchaser may have access to the securities before all conditions to the Offer have been satisfied and selling Share holders have been paid.




                                        8

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         The Offer will provide Share holders with an opportunity to liquidate all or a portion of their investment without the usual transaction costs associated with market sales. Share holders may have a more immediate need to use the cash now tied up in an investment in the Shares and wish to sell them to the Purchaser.

Establishment of the Offer Price

         The Purchaser has set the Offer Price at $300 per Share, less the amount of any distributions declared or made with respect to the Shares between September 4, 2001 and the Expiration Date. In determining the Offer Price, the Purchaser analyzed a number of quantitative and qualitative factors, including:(i) the lack of a secondary market for resales of the Shares and the resulting lack of liquidity of an investment in the Trust; (ii) the estimated value of the Trust's real estate assets; and (iii) the costs to the Purchaser associated with acquiring the Shares.

         According to the Trust's most recent annual report for the year ended December 31, 2000, "No public trading market presently exists for the shares of the Trust. The Trust does not anticipate that a public trading market will exist within the foreseeable future." In addition, based on the Purchaser's review of available secondary market information, it believes that no Shares have traded on a secondary market during the past twelve months. Accordingly, the Shares do not have a readily ascertainable market value.

         The Purchaser is offering to purchase Shares which are an illiquid investment and are not offering to purchase the Trust's underlying assets. The Trust has announced no plans to liquidate, there is no fixed date for liquidation and the Purchaser has no reason to believe that the Trust will liquidate its assets at any time in the foreseeable future. Accordingly, the assets of the Trust are not expected to be liquidated for an indefinite period of time. Accordingly, the underlying asset value of the Trust is only one factor used by the Purchaser in arriving at the Offer Price. However, in the absence of trading price information, the Purchaser's estimate of the net asset value of the Trust may be relevant to Share holders review of the Offer Price. Using publicly available information concerning the Trust contained in the Trust's Form 10-K for the fiscal year ended December 31, 2000, and the quarterly report on Form 10-Q for the quarter ended June 30, 2001, the Purchaser derived an estimated net asset value for the Shares. The Purchaser is not qualified as real estate appraiser and has relied solely on publicly available information in making its estimate of the value of the Trust's assets. Its estimated value of Trust assets was calculated solely for purposes of formulating the offer and cannot be relied upon as representing an amount which might actually be realized upon a liquidation of the Trust's assets, whether now or at any time in the future, nor can its estimated per Share value be relied on as any indication of the value a Share holder might realize upon a sale of Shares.

         In determining the estimated value of the Shares, the Purchaser first calculated the "Estimated Net Sales Value" of the Trust's properties. The Estimated Net Sales Value was determined by first determining the properties aggregate net operating income ("NOI"). The NOI was calculated by subtracting from rental income the cost of rental income, general and administrative costs, and an estimate of anticipated near-term capital expenditures, and then adding back to that sum the Trust administrative costs. This NOI was then divided by a capitalization rate (the "Cap Rate") ranging from 10% to 11%and the result reduced by the total amount of notes payable reflected on the Trust's financial statements and an amount equal to 5% to take into account the estimated closing costs which would be incurred upon sale by the Trust of the property, including brokerage commissions, title costs, surveys, appraisals, legal fees and transfer taxes.

         The Purchaser believes that the Cap Rates utilized are within a range of capitalization rates currently employed in the marketplace for properties of similar type, age and quality. The utilization of different capitalization rates, however, could also be appropriate. In this regard, Share holders should be aware that the use of lower capitalization rates would result in a higher Estimated Net Sales Values, and the use of higher Cap Rates would result in lower Estimated Net Sales Values.

         To determine the Estimated Liquidation Value of the Trust's assets, the Purchaser added to the Estimated Net Sales Value of the Trust's properties the notes receivable and net current assets as reported in the Trust's most recent Form 10-Q. The resulting Estimated Liquidation Value of the Trust's assets was approximately $485 per Share. The Purchaser emphasizes that this value was calculated solely for purposes of calculating the Offer Price. There can be no assurance as to the actual liquidation value of Trust assets or as to the amount or timing of distributions of liquidation proceeds which may be received by Share holders. The Purchaser is not aware of any plans to liquidate the Trust



                                        9

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properties, and, according to the Trust's most recent annual report, "The Trust will terminate 21 years after the death of the last survivor of persons listed in the Trust's Declaration of Trust." Accordingly, there can be no expectation as to the availability of any liquidation proceeds.

         According to the Trust's most recent annual report: "The Trust owns six properties all of which are located in California. The Trustees believe that the properties are quality income producing properties that are well suited for their current uses. Most of the properties are leased under long term leases at competitive rates for the areas in which they are located. The lease terms provide for rental adjustments on a periodic basis."

         The Offer Price represents the price at which the Purchaser is willing to purchase Shares. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. Other measures of the value of the Shares may be relevant to Shareholders. Shareholders are urged to consider carefully all of the information contained herein and consult with their own advisors, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Shares.

General Background Information

         Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Trust, has been derived from information provided in reports filed by the Trust with the Securities and Exchange Commission.

         The Issuer had 27,115 Shares issued and outstanding held by approximately 3,767 Share holders of record as of March 23, 2001, according to its quarterly report on Form 10-Q for the quarter ended June 30, 2001.

         Tendering Share holders will not be obligated to pay transfer fees, brokerage fees or commissions on the sale of the Shares to the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses incurred by it in connection with the Offer. The Purchaser desires to purchase all Shares tendered by each Share holder.

         If, prior to the Expiration Date, the Purchaser increases the consideration offered to Share holders pursuant to the Offer, such increased consideration will be paid with respect to all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

         Share holders are urged to read this Offer to Purchase and the accompanying Letter of Transmittal carefully before deciding whether to tender their Shares.


                                  TENDER OFFER


Section 1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with
Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 midnight, Pacific Standard Time, on October 5, 2001, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

         The Offer is conditioned on satisfaction of certain conditions. See
Section 13, which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), in its sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered, terminate the Offer and return all tendered Shares to tendering Share holders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of Share holders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer. Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, the Purchaser will promptly pay for all validly tendered Shares, and the Purchaser

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

does not intend to imply that the foregoing rights of the Purchaser would permit the Purchaser to delay payment for validly tendered Shares following expiration.

         The Purchaser does not anticipate and has no reason to believe that any condition or event will occur that would prevent the Purchaser from purchasing tendered Shares as offered herein.

Section 2. Proration; Acceptance for Payment and Payment for Shares. If the number of Shares validly tendered prior to the Expiration Date and not withdrawn less than the maximum number of Shares sought (the lesser of 2,650 Shares or the number of Shares which the Trust will permit to be transferred to the Purchaser under applicable limitations on Share ownership, i.e., the "Maximum Offer"), the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment all Shares so tendered. If the number of Shares validly tendered prior to the Expiration Date and not withdrawn exceeds the Maximum Offer, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment Shares so tendered on a pro rata basis.

         In the event that proration is required, because of the difficulty of immediately determining the precise number of Shares to be accepted, the Purchaser will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date. The Purchaser will not pay for any Shares tendered until after the final proration factor has been determined.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

         For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares when, as and if the Purchaser give oral or written notice to the Depositary of the Purchaser' acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering Share holders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Share holders.

         Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment.

         If any tendered Shares are not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser' rights under Section 13 (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, subject to any limitations of applicable law, and such Shares may not be withdrawn except to the extent that the tendering Share holders are entitled to withdrawal rights as described in Section 4.

         If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to Share holders pursuant to the Offer, such increased consideration shall be paid for all Shares accepted for payment pursuant to the Offer, whether or not such Shares were tendered prior to such increase.

Section 3. Procedures for Tendering Shares.

Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on green paper) with any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. A Share holder may tender any or all Shares owned by such Share holder.

In order for a tendering Share holder to participate in the Offer, Shares must be validly tendered and not withdrawn prior to the Expiration Date, which is 12:00 midnight, Pacific Standard Time, on October 5, 2001, or such date to which the Offer may be extended.

The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Share holder and delivery will be deemed made only when actually received by the Depositary.

Backup Federal Income Tax Withholding. To prevent the possible application of 31% backup federal income tax withholding with respect to payment of the Offer Price for Shares purchased pursuant to the Offer, a tendering Share holder must provide the Depositary with such Share holder's correct taxpayer identification number and make certain certifications that such Share holder is not subject to backup federal income tax withholding. Each tendering Share holder must insert in the Letter of Transmittal the Share holder's taxpayer identification number or social security number in the space provided on the front of the Letter of Transmittal. The Letter of Transmittal also includes a substitute Form W-9, which contains the certifications referred to above. (See the Instructions to the Letter of Transmittal.)

FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Offer Price for each Share tendered, each Share holder must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying such Share holder's taxpayer identification number and address and that the Share holder is not a foreign person. (See the Instructions to the Letter of Transmittal and "Section 6. Certain Federal Income Tax Consequences.")

Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering Share holder irrevocably appoints the designees of the Purchaser as such Share holder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Share holder's rights with respect to the Shares tendered by such Share holder and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accept such Shares for payment. Upon such acceptance for payment, all prior proxies given by such Share holder with respect to such Shares will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchaser will, with respect to such Shares, be empowered to exercise all voting and other rights of such Share holder as they in their sole discretion may deem proper at any meeting of Share holders, by written consent or otherwise. In addition, by executing a Letter of Transmittal, a Share holder also assigns to the Purchaser all of the Share holder's rights to receive distributions from the Trust with respect to Shares which are accepted for payment and purchased pursuant to the Offer, other than those distributions declared or paid during the period commencing on the Offer Date and terminating on the Expiration Date.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Shares tendered may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Shares of any particular Share holder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchaser, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification.

         A tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering Share holder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering Share holder's representation and warranty that (i) such Share holder owns the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Share complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Share holders who have granted options to sell or purchase the Shares, hold option rights to acquire such securities, maintain "short" positions in the Shares (i.e., have borrowed the Shares) or have loaned the Shares to a short seller. A Share holder will be deemed to tender Shares in compliance with

Rule 14e-4 and the Offer if the holder is the record owner of the Shares and the holder (i) delivers the Shares pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer (such as facsimile delivery of the Transmittal Letter).

Section 4. Withdrawal Rights. Except as otherwise provided in this Section 4, all tenders of Shares pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after November 3, 2001

         For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the attached Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

         If purchase of, or payment for, Shares is delayed for any reason or if the Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except to the extent that tendering Share holders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Neither the Purchaser, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

         Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

Section 5. Extension of Tender Period; Termination; Amendment. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to the Depositary, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to delay the acceptance for payment of, or payment for, any Shares not heretofore accepted for payment or paid for, or to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment or paid for, by giving oral or written notice of such termination to the Depositary, and
(iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Shares being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service or other national news agency. The Purchaser may also be required by applicable law to disseminate to Share holders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.

         If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in their payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering Share holders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the

Purchaser pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

         If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Standard Time.

Section 6. Federal Income Tax Consequences. Sale of Shares will result in income tax consequences to the selling Share holder. EACH SHARE HOLDER TENDERING SHARES SHOULD CONSULT SUCH SHARE HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH SHARE HOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

Section 7. Effects of the Offer.

Effect on Trading Market. See the discussion above under "Establishment of the Offer Price." The Purchaser is not aware of any specific effect the Offer will have on the trading market for Shares.

Voting Power of Purchaser. Depending on the number of Shares acquired by the Purchaser pursuant to the Offer, the Purchaser may have the ability to exert certain influence on matters subject to the vote of Share holders, though the maximum number of Shares sought hereunder would not give the Purchaser any controlling voting interest.

Other Potential Effects. The Shares are registered under the Exchange Act, which requires, among other things that the Trust furnish certain information to its Share holders and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, Share holders. Registration and reporting requirements could be terminated by the Trust if the number of record holders is below 300, or below 500 if the Trust's total assets are below $10 million for three consecutive preceding fiscal years. The Trust reported a total of 3,767 Share holders of record and over $24 million in total assets as of its most recent fiscal quarter end. The Purchaser does not believe that the purchase of Shares pursuant to the Offer will affect the Shares' eligibility for de-registration under the Exchange Act.

Section 8. Future Plans. The Purchaser is seeking to purchase a total of 2,650 Shares. If the Purchaser acquires fewer than 2,650 Shares pursuant to the Offer, the Purchaser may seek to make further purchases on the open market at prevailing prices, or solicit Shares pursuant to one or more future tender offers at the same price, a higher price or, if the Trust's circumstances change, at a lower price. Alternatively, the Purchaser may discontinue any further purchases of Shares after termination of the Offer, regardless of the number of Shares purchased. The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers. Nevertheless, as noted above, the Purchaser reserves the right to gauge the response to this solicitation, and, if not successful in achieving the Maximum Offer, may consider future offers. Factors affecting the Purchaser' future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchaser, the current diversification and performance of its portfolio of investment securities, developments in the public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Trust's operations, and local and national real estate and financial market developments and trends.

         The Purchaser is acquiring the Shares pursuant to the Offer solely for investment purposes. The Purchaser has no present intention to seek control of the Trust, to cause the Trust to engage in any extraordinary transaction, or to change the structure, management or operations of the Trust, the listing status of the Shares or the reporting requirements of the Trust. The Purchaser nevertheless reserves the right, at an appropriate time, to exercise its rights as a Share holder to vote on matters subject to Share holder vote.

Section 9. The Business of the Trust. Information included herein concerning the Trust is derived from the Trust's publicly-filed reports. Information concerning the Trust, its assets, operations and management is contained in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Such reports and filings are available on the Commission's EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the Commission's principal office in Washington, D.C. and at its regional offices in New York, New York and Chicago, Illinois. The Purchaser have relied on such information to the extent information is presented herein concerning the Trust, and expressly disclaim any responsibility for the information included in such reports and extracted in this Offer.

The following is an excerpt from the Trust's most recent annual report disclosure under the caption "Item 1. Business":

"GENERAL

USA Real Estate Investment Trust (the "Trust") is a California business trust that was formed on October 7, 1986, for the primary purpose of engaging in the business of acquiring, owning and financing real property investments. The Trust commenced operations on October 19, 1987, upon the sale of the minimum offering amount of shares of beneficial interest ("shares").

The purpose of the Trust is to provide investors with an opportunity to own, through transferable shares, an interest in diversified real estate investments. The Trust invests primarily in income producing real properties in accordance with the investment objectives and policies of the Trust. Through such investments, the Trust seeks to provide investors with an opportunity to participate in a portfolio of professionally managed real estate investments in the same way a mutual fund affords investors an opportunity to invest in a professionally managed portfolio of stocks, bonds and other securities.

The Trust has operated and intends to continue to operate in a manner intended to qualify as a "real estate investment trust" (REIT) under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). A qualified REIT is relieved, in part, from federal income taxes on ordinary income and capital gains distributed to its shareholders. State tax benefits also may accrue to a qualified REIT. Pursuant to Code requirements, the Trust distributes to its shareholders at least 90 percent of its taxable income and 100 percent of the net capital gain from the sale of Trust properties.

The Trust will terminate 21 years after the death of the last survivor of persons listed in the Trust's Declaration of Trust. The Trust may also be terminated at any time by the majority vote or written consent of shareholders or by a majority vote of the Trustees.

The office of the Trust is located at One Scripps Drive, in Sacramento, California.

CURRENT DEVELOPMENTS

On August 31, 1994 the Trust became self-administered and 2000 is its sixth year of operation as a self-administered, self-managed real estate investment trust.

INVESTMENT OBJECTIVES

The Trust has acquired a diversified portfolio of income producing real property investments. Subject to certain limitations, the Declaration of Trust gives the Trustees discretion to allocate the Trust's investments without the prior approval of shareholders.

INVESTMENT GUIDELINES

Acquisition Policies. The Trustees have adopted investment guidelines for the purpose of selecting the Trust's investments. Pursuant to the guidelines, the allocation of Trust assets among income producing real property investments depends principally upon the following factors:

     1. The number of properties available for acquisition which show current income and potential for appreciation in value;

     2.  The availability of funds for investment;

     3. The laws and regulations governing investment in and the subsequent sale of real estate investments by a REIT; and

     4. The applicable federal and state income tax, securities, and real estate laws and regulations.

The guidelines may vary from time to time, at the sole discretion of the Trustees, in order to adapt to changes in real estate markets, federal income tax laws and regulations and general economic conditions. The Trustees also have discretion to acquire an investment not meeting these guidelines if the Trustees determine that other circumstances justify the acquisition in a particular case.

Portfolio Turnover. The Trustees have set general guidelines for the disposition of properties in its portfolio which take into consideration certain regulatory restrictions and federal income tax laws regarding REIT portfolio turnover. Income tax regulations preclude the Trust from holding any property (other than foreclosure property) primarily for sale to customers in the ordinary course of the Trust's trade or business, but provide a "safe harbor" for property held for at least four years from the date of acquisition. Portfolio turnover policy also depends on whether a favorable sales price can be realized by the Trust, primarily a function of the capitalization rate applied to similar types of property in similar markets. The Trust may elect to hold property as long as is reasonably necessary to provide an attractive sales price.

OTHER INFORMATION

The Trust has no employees. It is administered by its Trustees and by its Chairman, and by independent contractors who work under the supervision thereof as a self-administered real estate investment trust.

The Trust is involved in only one industry segment: acquiring, operating and holding for investment income-producing real properties. Revenues, net income and assets from this industry segment are included in the Trust's financial statements which appear at Item 8 of Part II.

The Trust's results of operations will depend on the availability of suitable opportunities for investment and the comparative yields available from time to time on real estate and other investments, as well as market conditions affecting leasing and sale of real estate in the areas in which the Trust's investments are located. These factors, in turn, are influenced to a large extent by the type of investment involved, financing available for real estate investment, the nature and geographic location of the property, competition and other factors, none of which can be predicted with certainty.

The real estate investment market is highly competitive. The Trust competes for acceptable investments with other financial institutions, including banks, insurance companies, savings and loan associations, pension funds and other real estate investment trusts and partnerships. Many of these competitors have greater resources than the Trust. The number of such competitors and funds available for investment in properties of the type suitable for investment by the Trust may increase, resulting in increased competition for such investments and possibly increased costs and thus reduced income for the Trust.

The rules and regulations adopted by various agencies of federal, state or local governments relating to environmental controls and the development and operation of real property may operate to reduce the number of investment opportunities available to the Trust or may adversely affect the properties currently owned by it. While the Trust does not believe environmental controls have had a material impact on its activities, there can be no assurance that the Trust will not be adversely affected thereby in the future.

TAX LEGISLATION

The Trust has elected to be treated as a real estate investment trust under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). The Trust expects to operate and to invest in a manner that will maintain its qualification for real estate investment trust taxation. The Code requirements for such qualification are complex. While no assurance can be given that the Trust qualified for taxation as a real estate investment trust for past taxable years, the Trust nevertheless believes that it has so qualified and will endeavor to continue to qualify for its current year and future years.

The business of the Trust is uniquely sensitive to tax legislation. Changes in tax laws are made frequently. There is no way for the Trust to anticipate when or what changes in the tax laws may be made in the future, or how such changes might affect the Trust.

The Internal Revenue Service ("IRS") has not yet issued regulations to carry out numerous provisions enacted as part of the tax legislation passed since 1986. Nor has the IRS addressed the issues relating to the application of some of the new tax rules to entities such as real estate investment trusts. Until such regulations are issued by the IRS, it is difficult to gauge what impact, if any, such new legislation may have on entities such as a real estate investment trust."

Section 10. Conflicts of Interest. The Depositary is affiliated with the Purchaser. Therefore, by virtue of this affiliation, the Depositary may have inherent conflicts of interest in acting as Depositary for the Offer. The Depositary's role is administrative only, however, and any conflict of interest should not be deemed material to Share holders.

Section 11. Certain Information Concerning the Purchaser. The Purchaser is SUTTER OPPORTUNITY FUND 2, LLC, a privately held investment fund. For information concerning the Purchaser and its principal, please refer to Schedule I attached hereto. The principal business of the Purchaser is investment in securities. The principal business address of the Purchaser is 150 Post Street, Suite 320, San Francisco, California 94108.

         See Schedule II attached hereto for the Purchaser's audited financial statements.

         Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser beneficially owns or has a right to acquire any Shares, (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares within the past 60 days, (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on
Schedule I nor any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Trust, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchaser or, to the best knowledge of the Purchaser, the persons listed on Schedule I, or any affiliate of the Purchaser on the one hand, and the Trust or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchaser, or to the best knowledge of the Purchaser any affiliate of the Purchaser on the one hand, the persons listed on Schedule I, and the Trust or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) no person listed on
Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Section 12. Source of Funds. The Purchaser expects that approximately $795,000would be required to purchase 2,650 Shares, if tendered, and an additional $20,000 may be required to pay related fees and expenses. The Purchaser anticipates funding all of the purchase price and related expenses through its existing liquid capital reserves. The cash to complete the entire purchase is in the Purchaser's hands and is committed to that purpose. Accordingly, there are no financing arrangements to fall through and no alternative financing plans.

Section 13. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Shares tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date.

         The Purchaser shall not be required to accept for payment or pay for any Shares not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Shares if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

         (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Shares by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Trust's Share holders, (iii) requires divestiture by the Purchaser of any Shares, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer or (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Trust, in the reasonable judgment of the Purchaser;

         (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which might, directly or indirectly, result in any of the consequences referred to in clauses
(i) through (v) of paragraph (a) above;

         (c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Trust, which, in the reasonable judgment of the Purchaser, is or may be materially adverse to the Trust, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or may have a material adverse effect on the value of the Shares;

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

         (e) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) more than fifty percent of the outstanding Shares have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Shares beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Shares.

         The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser or may be waived by the Purchaser in whole or in part in its sole exercise of reasonable discretion, and the Offer will remain open for a period of at least five business days following any such waiver of a material condition. Any termination by the Purchaser concerning the events described above will be final and binding upon all parties.

Section 14. Certain Legal Matters.

General. Except as set forth in this Section 14, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser' present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Shares tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Trust's business, or that certain parts of the Trust's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Shares thereunder. The Purchaser' obligation to purchase and pay for Shares is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Shares pursuant to the Offer.

Margin Requirements. The Shares are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. These laws are directed at the acquisition of corporations and not Trusts. The Purchaser, therefore, do not believe that any anti-takeover laws apply to the transactions contemplated by the Offer.

         Although the Purchaser have not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for any Shares tendered.

Section 15. Fees and Expenses. The Purchaser has retained Sutter Capital Management, LLC, an affiliate of the Purchaser, to act as Depositary in connection with the Offer. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchaser will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

Section 16. Miscellaneous. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) SHARE HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

         No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

September 4, 2001

SUTTER OPPORTUNITY FUND 2, LLC

                                   SCHEDULE I

                         THE PURCHASER AND ITS PRINCIPAL

             The Purchaser is SUTTER OPPORTUNITY FUND 2, LLC, a California limited liability company formed in 2000 to invest in a portfolio of investment securities. The managing member of the Purchaser is Sutter Capital Management, LLC. The Purchaser has 29 non-managing members. None of the non-managing members holds a controlling interest in the Purchaser, nor does any hold any direct or indirect role in management of the Purchaser. Further information concerning the managing member is set forth below.

             The principal business address for the Purchaser, its manager and Robert Dixon is 150 Post Street, Suite 320, San Francisco, California 94108, and the business telephone number for each is 415-788-1441.

Sutter Capital Management, LLC

             Sutter Capital Management, LLC is a California limited liability company formed in 1998. The managing member and controlling interest holder in Sutter Capital Management, LLC is Robert E. Dixon.

             Mr. Dixon received his Bachelors degree in economics from the University of California at Los Angeles in 1992. He worked for Lehman
Brothers, Inc. in equity sales and trading during 1993 and 1994. From October 1994 to June, 1996 he worked for MacKenzie Patterson, Inc. as a securities research analyst. Mr. Dixon became a Chartered Financial Analyst in 1996, and received his Master of Business Administration degree from Cornell University in 1998. In July of 1998 he began buying and selling securities for his own account and that of the entities he controls, and he has principally been engaged in that activity since that date. Mr. Dixon was a registered representative of North Coast Securities from 1994 through 1997. Mr. Dixon is a U.S. citizen.

                                   SCHEDULE II

                      THE PURCHASER'S FINANCIAL STATEMENTS



--------------------------------------------------------------------------------
                         SUTTER OPPORTUNITY FUND 2, LLC
--------------------------------------------------------------------------------
                                  Balance Sheet

                                December 31, 2000

                                     ASSETS

                                                                            2000
                                                              ------------------
Current assets:

      Cash and cash equivalents                                $              -
      Accounts receivable                                                10,000
      Loan receivable                                                   712,500
                                                              ------------------
           Total current assets                                         722,500
                                                              ------------------
Noncurrent assets:
      Investments, at fair value                                      1,995,704
      Investments, at cost                                            1,241,405
                                                              ------------------
           Total noncurrent assets                                    3,237,109
                                                              ------------------
                                                               $      3,959,609
                                                              ==================
                         LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
      Accounts payable and accrued liabilities                 $        173,715
      Brokerage margin balance                                          365,502
      Income taxes payable                                                1,842
                                                              ------------------
           Total current liabilities                                    541,059
                                                              ------------------
Members' equity:
      Members' equity                                                 3,767,941
      Unrealized gain (loss) on investments                            (349,391)
                                                              ------------------
                                                                       3,418,550
                                                              ------------------

                                                               $      3,959,609
                                                              ==================

See accompanying auditors' report and notes to financial statements.

--------------------------------------------------------------------------------
                         SUTTER OPPORTUNITY FUND 2, LLC
--------------------------------------------------------------------------------

                  Statements of Income and Comprehensive Income
     For The Period from Inception (June 1, 2000) Through December 31, 2000


                                                                            2000
                                                              ------------------
Revenues:

      Interest and dividends                                   $        145,174
      Realized gains on investments, net                                141,244
      Income allocated from K-1's, net                                      122
                                                              ------------------
           Total revenues                                               286,540
                                                              ------------------
Expenses:
      Bank charges and investments fees                                   1,030
      Interest expense                                                    6,224
      Expense allocated from K-1                                          2,775
      Legal fees                                                          3,857
      Miscellaneous expense                                               3,304
      Management fees                                                    60,533
      Incentive fees                                                     28,081
                                                              ------------------
           Total expenses                                               105,804
                                                              ------------------

Income before income taxes                                              180,736
Provision for income tax expense                                          1,842
                                                              ------------------
      Net income                                               $        178,894
                                                              ==================
Other comprehensive income:
      Unrealized holding losses on
      available-for-sale investments                                   (349,391)
                                                              ------------------

Total comprehensive income (loss)                              $       (170,497)
                                                              ==================

See accompanying auditors' report and notes to financial statements.

--------------------------------------------------------------------------------
                          SUTTER OPPORTUNITY FUND, LLC
--------------------------------------------------------------------------------

                          Statement of Members' Equity
     For The Period from Inception (June 1, 2000) Through December 31, 2000


                             Num-                      Net              Share          Share of
                            ber of   Beginning    Contributions         of Net       Comprehensive       Ending
                            Units     Balance     (Disbursements)       Income          Income           Balance
                           ---------------------------------------------------------------------------------------------

Members:
  Non-managing members      7030       $    -       3,433,997            171,105       (334,179)        3,270,923
  Managing Member            320
                                            -         155,050              7,789        (15,212)          147,627
                           ---------------------------------------------------------------------------------------------

Totals                      7350       $    -       3,589,047            178,894       (349,391)        3,418,550
                           =============================================================================================













See accompanying auditors' report and notes to financial statements.

--------------------------------------------------------------------------------
                          SUTTER OPPORTUNITY FUND, LLC
--------------------------------------------------------------------------------

                             Statement of Cash Flows

     For The Period from Inception (June 1, 2000) Through December 31, 2000

                                                                            2000
                                                              ------------------

Operating activities:

      Net income                                               $        178,894
      Adjustments to reconcile to cash provided
                         by operating activities:
      Realized gains on sales of investments, net                      (141,244)
           Changes in:
                Accounts receivable                                     (10,000)
                Loan receivable                                        (712,500)
                Accounts payable and accrued liabilities                173,715
                Brokerage margin balance                                365,502
                Income taxes payable                                      1,842
                                                              ------------------
           Net cash used for operating activities                      (143,791)
                                                              ------------------
Investing activities:
      Proceeds from sales of investments                                904,891
      Cash paid for acquisition of investments                       (4,000,756)
                                                              ------------------
           Net cash used for investing activities                    (3,095,865)

Financing activities:
      Proceeds from capital contributions made by members             3,702,750
      Distributions made to members                                    (113,703)
      Unrealized loss on investments                                   (349,391)
                                                              ------------------
           Cash provided by financing activities                      3,239,656

Increase (decrease) in cash                                                   -
Cash, beginning of period                                                     -
                                                              ------------------
Cash, end of period                                              $            -
                                                              ==================
Supplemental disclosures:

      Income taxes paid                                          $            -
                                                              ==================
      Interest paid                                              $        6,224
                                                              ==================
Noncash investing transactions:
      Amounts payable on the purchase of investments             $       (8,073)
                                                              ==================


See accompanying auditors' report and notes to financial statements.

--------------------------------------------------------------------------------
                         SUTTER OPPORTUNITY FUND 2, LLC
--------------------------------------------------------------------------------

                          Notes to Financial Statements
                                December 31, 2000


1.       Organization

Sutter Opportunity Fund 2, LLC (the "Fund") is a limited liability company incorporated in the State of California on June 27, 2000.

The primary purpose of the Fund is to make investments, principally by investing in securities for capital appreciation. An operating agreement (the "Agreement") between the Fund and the managing member, Sutter Capital Management, LLC (the "managing member"), specifies the provisions for capitalizing, operation, and termination for the Fund. The Agreement sets a termination date of December 31, 2030 for the Fund.


2.       Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Fund have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

Income Taxes

The Fund is a limited liability company and is taxed in a manner similar to a partnership. Income and expenses are passed through to the members based on their proportional ownership in the Fund. Therefore, the Fund is not subject to Federal income taxes. The Fund is subject to the California minimum franchise tax and a gross receipts fee assessed to limited liability companies.

Cash and Cash Equivalents

Cash and cash equivalents are defined as cash and investments that have a maturity of less than three months when purchased.

Accounts Receivable

Accounts receivable represent funds due to the Fund from an investor for the first capital call. No allowance for doubtful accounts is necessary due to the nature of the receivable.

Investments

In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Debt and Equity Securities" (SFAS 115) securities are classified into three categories: held-to-maturity, available-for-sale, and trading. At December 31, 2000, the Fund had no trading or held-to-maturity investments. Securities classified as available-for-sale may be sold in response to changes in interest rates, liquidity needs, and for other purposes. Available-for-sale securities are reported at fair value if quoted market prices are available.






Page 1
                                                                       Continued

--------------------------------------------------------------------------------
                         SUTTER OPPORTUNITY FUND 2, LLC
--------------------------------------------------------------------------------

                          Notes to Financial Statements


2.       Summary of Significant Accounting Policies (continued)

Unrealized Holding Gains and Losses

Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and reported, net of any income tax effect, as a separate component of members' equity. Realized gains and losses are reported in earnings based on the adjusted cost of the specific investment sold.

Accounts Payable

Accounts payable amounts represent unsettled investment purchases, dividends payable to the investors, a loan payable and the fourth quarter incentive fee payable to the managing partner and other outstanding payables to vendors.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Actual results could differ from those estimates.


3.       Investments

If a quoted market price is available for an investment, the fair value is calculated as the number of units times its quoted price. Some of the investments of the Fund are illiquid and do not have readily determinable fair values. Such investments are stated at cost on the balance sheet.

The cost and fair value of investments available for sale at December 31, 2000 are as follows:

                                           Unrealized   Unrealized
                                    Cost        Gains       Losses   Fair Value
                             ------------ ------------ ------------ ------------
Long-term investments reported at fair value:
Equities                       $ 873,614          -        104,600      769,014
Corporate bonds                1,471,482          -        244,791    1,226,690
                             ------------ ------------ ------------ ------------
Total                         $2,345,096          -        349,391    1,995,704
                             ------------ ------------ ------------ ------------

Long-term investments reported at cost:
Equities                      $1,241,405

                             ------------
Total                         $3,586,501
                             ------------







Page 2
                                                                       Continued

--------------------------------------------------------------------------------
                         SUTTER OPPORTUNITY FUND 2, LLC
--------------------------------------------------------------------------------

                          Notes to Financial Statements


3.       Investments (continued)


Investment Restrictions

Under the terms of the Operating Agreement, the Fund intends to buy and hold securities of any asset class, consisting of any combination of debt or equity instruments. Investment in any single industry (except real estate) may not exceed the greatest of 50% of the total commitment or 50% of the market value of the Fund. Securities of any type or class issued by any one issuer or its affiliates shall not exceed the greatest of 50% of the total commitment or 50% of the market value of the Fund. It is the intention of the Manager that no investment in a single security shall exceed 15% of the market value of the Fund, unless in the Manager's opinion there is a compelling reason to increase the Fund's commitment to a specific investment for a specified purpose and with the intent that such increased investment shall generally be made on a short-term basis.


4.       Managing Member

Management of the Fund is described in the Operating Agreement dated June 1, 2000 between the Managing member and the Members of the Fund. The agreement specifies that the managing member shall receive a management fee for each fiscal quarter equal to one-half of one percent (0.05%) of the total commitment during the investment period, and equal to one-half of one percent of the market value of the Fund at the close of business on the last day of the quarter for each quarter subsequent to the investment period, payable quarterly in advance. Total commitment is defined by the Agreement as the total amount of capital committed to the Fund by the members.

The managing member has agreed to reimburse a portion of the management fee, equal to 0.125% per quarter (0.5% per year), to members whose subscription equals or exceeds one thousand units (one million dollars based on the initial offering price.) The reimbursement will be calculated on such member's individual commitment. Such reimbursement shall be an expense of the managing member and will not affect the Fund in any way.

The agreement also specifies that the managing member shall receive an incentive fee equal to 20% of the total return in dollars. The total return in dollars is defined by the Agreement as the market value of the Fund at the close of business on the last day of the quarter minus the market value of the Fund at the open of business on the first day of the quarter. The incentive fee shall be payable quarterly in arrears. During the investment period, the incentive fee shall be payable no more than 50% in cash and at least 50% in newly issued Units. The incentive fee will be subject to a look-back provision whereby if in any quarter the total return is negative, the managing member will surrender an amount of Units whose value is equal to 20% of such negative total return for that quarter. In no event will the managing member be required to contribute cash or any other security, including Units purchased by it for cash consideration, toward the satisfaction of the look-back provision.



Page 3
                                                                       Continued

--------------------------------------------------------------------------------
                         SUTTER OPPORTUNITY FUND 2, LLC
--------------------------------------------------------------------------------

                          Notes to Financial Statements


4.       Managing Member (continued)

The Fund paid $60,533 in management fees and $28,081 in incentive fees (payable $14,041 in cash and $14,040 in newly issued units) to the managing member for the year ended December 31, 2000.

If the non-managing members elect to terminate the Fund earlier than five years from the end of the investment period under the terms of the agreement, the managing member is immediately entitled to the management fees it would have received during the remainder of the five year period following the end of the investment period. As defined by the Agreement, the investment period began on August 1, 2000 and ends on August 1, 2003.

Under the terms of the Agreement, the managing member shall bear all ordinary general and administrative expenses associated with the operation of the Fund, including but not limited to salaries, rents, overhead, bookkeeping, tax preparation and reporting. The Fund is responsible for all expenses incurred in its formation. The Fund is responsible for all extraordinary expenses, taxes and fees related to its operation, transaction costs associated with making investments on behalf of the Fund and all legal expenses incurred in its operation.


5.       Allocation of Distributable Cash to Members

Distributable cash received from any source will be allocated to the members in accordance with the number of Units owned by each of them. The managing member intends to make quarterly contributions of distributable cash. Distributable cash, as defined by the agreement means cash available for distributions after payment of the management fee, the incentive fee, other expenses, reinvestment of funds, and the establishment of any reserves deemed necessary by the managing member.


6.       Member Capital

At December 31, 2000, 29 members had subscribed 7,350 units. Members have contributed $3,702,750 as of December 31, 2000. At December 31, 2000, 29 members had subscribed 7,350 units. Members have contributed $3,702,750 as of December 31, 2000. On January 15, 2001, an additional $1,837,500 was contributed. Members are committed to contributing an additional $1,837,500 upon two weeks notice by the managing member.

The Board of Directors
Sutter Opportunity Fund 2, LLC

We have audited the accompanying balance sheet of Sutter Opportunity Fund 2, LLC (the Fund) as of December 31, 2000 and the related statements of income and comprehensive income, members' equity, and cash flows for the period from inception (June 1, 2000) through December 31, 2000. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Fund as of December 31, 2000 and the results of its operations and its cash flows for the period from inception (June 1, 2000) through December 31, 2000 in conformity with generally accepted accounting principles.



                                                            REGALIA & ASSOCIATES


April 1, 2001
Danville, California